UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2023

TURTLE BEACH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-35465	27-2767540
(State or other jurisdiction of Incorporation or organization)	Commission File No.	(I.R.S. Employer Identification No.)

44 South Broadway, 4th Floor

White Plains, New York 10601

(Address of principal executive offices) (Zip Code)

(888) 496-8001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	HEAR	The Nasdaq Global Market
Preferred Stock Purchase Rights	N/A	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2023, Turtle Beach Corporation (the “Company”) announced that the Company and Juergen Stark, Chairman, Chief Executive Officer and President of the Company, have agreed that Mr. Stark would not continue in his role as Chairman, effective immediately, and would also not continue as Chief Executive Officer and President of the Company, with his employment to terminate effective as of the close of business on June 30, 2023. In addition, the Company announced on May 1, 2023 that both Mr. Stark and Mr. William Keitel will not stand for re-election as members of the Board of Directors of the Company at the 2023 Annual Meeting of Shareholders of the Company.

In connection with Mr. Stark’s exit, the Company and Mr. Stark entered into a separation letter agreement, dated as of May 1, 2023. Under the separation letter agreement, in exchange for his agreement to execute and not revoke general releases of claims against the company and certain other parties, and in further exchange for his continued compliance with his post-employment restrictive covenants in his current agreements, Mr. Stark will receive the compensation and benefits under the terms of his existing arrangements in the event of his termination of employment with the Company without cause, including under that certain Offer Letter Agreement by and between Mr. Stark and the Company dated as of August 13, 2012, as amended August 3, 2021, and under that certain participation letter agreement in connection with the Turtle Beach Corporation 2022 Retention Plan, dated as of June 14, 2022. Such compensation and benefits include: (i) continuation of his annual base salary through June 30, 2024, (ii) a pro-rated portion of his target annual bonus, to be paid in a lump sum (iii) immediate vesting of the unvested portion of his outstanding equity awards, (iv) the ability to exercise his options until the earlier of June 30, 2024 or the expiration of the originally stated term in each outstanding option, and (v) continued participation in in the Company’s group health plan for Mr. Stark and his eligible dependents through June 30, 2024. Under the separation letter agreement, the Company and Mr. Stark will each be bound by non-disparagement restrictions with certain exceptions, and Mr. Stark agrees that he will remain subject to the Company’s clawback policy and, to the extent required by law, any future clawback policy that the Company may adopt in connection with §954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Following June 30, 2023, the Company and Mr. Stark intend on entering into an agreement relating to Mr. Stark’s provision of certain consulting services to the Company on terms as may be agreed between the parties.

The foregoing description of the separation letter agreement is qualified in its entirety by the terms and conditions of the separation letter agreement, a copy of which is attached to this Current Report as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Letter Agreement and Release, dated as of May 1, 2023, by and between Turtle Beach Corporation and Juergen Stark.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 2, 2023

TURTLE BEACH CORPORATION

/s/ John T. Hanson
John T. Hanson
Chief Financial Officer, Treasurer and Secretary